EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December [ ], 2020, by and between UNITED HEALTH PRODUCTS, INC., a Nevada corporation (“Company”) and KRISTOFER HEATON (“Employee”).

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Employee and Employee desires to provide the services to Company in connection with Company’s business; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee’s services.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1. Employment

Employee hereby agrees to be employed by Company as Vice President, Finance of the Company, and Employee hereby agrees to render his services in such capacities for the Term (as hereinafter defined), all subject to and on the terms and conditions herein set forth.

2. Duties and Responsibilities of Employee

(a) In his capacity as Vice President, Finance and recognizing that he shall serve as the principal financial officer of Company for SEC reporting purposes, subject to the other provisions of this Section 2. Employee may work from his home office so long as Employee is able to perform the duties associated with his position in accordance with the Company’s By-Laws.

(b) During the term of this Agreement, Employee will exercise such authority, perform such executive duties and functions and discharge such responsibilities as he deems appropriate as are customarily vested in an officer of a public company with said title. Such duties and responsibilities shall include the following:

1.	Compile, review and coordinate with external auditors all quarterly and annual financial information for management activity and SEC disclosure;
2.	Prepare quarterly budget and liquidity forecasts to evaluate cash needs and funding of capital expenditures;
3.	Participate in discussions with potential banking service providers as operations grow and more complex payment systems, foreign exchange, cash management and other treasury functions become necessary;
4.	Lead the identification and evaluation of potential ERP systems that will serve Company going forward, reporting to the executive management on findings and recommendations;

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5.	Upon the selection of a new ERP system, lead the implementation and optimization of such system to address Company’s operational and financial reporting needs;
6.	Support the evaluation of certain capital market initiatives such and reverse stock split benefits, dividend and stock buyback policies, and other options to boost the stock price and attract new investors;
7.	Evaluate the financial implications of potential commercial arrangements to grow revenues in various markets and geographic regions as resources and product development warrant;
8.	Supervise and evaluate future employees within Company’s finance department; and,
9.	Participate in identifying, evaluating and retain external providers of finance related activities.

3. Exclusivity of Service

Company agrees that Employee shall be required to devote the necessary business time, effort and attention to the business and efforts of Company and its subsidiaries as Company deems necessary for the performance of his duties. Employee may pursue other outside business interests that are not related to Company’s business, as long as it does not interfere with Employee’s responsibilities to Company.

4. Compensation; Benefits; Bonus; Equity Incentive Participation

(a) In consideration for Employee’s services to be performed under this Agreement and as compensation therefor, Company shall pay to Employee, commencing as of the date set forth in Section 7 below, a base salary at the rate of Seven Thousand Five Hundred Dollars ($7,500) per month (the “Employee Base Salary”) which Employee Base Salary shall be increased to Twelve Thousand Five Hundred Dollars ($12,500) per month beginning on May 1, 2021 and which may be further increased at the sole discretion of the board of directors of Company (the “Board”). Employee’s Base Salary shall be on a monthly basis in arrears provided that, until the third month following Company’s receipt of an FDA Class III PMA for its gauze HemoStyp product, in lieu of the above monthly cash compensation Company may elect to pay the Employee Base Salary in the form of a convertible promissory note due March 31, 2021 and convertible at any time by Employee into shares of Company common stock at a conversion price of $0.50 per share.

(b) Upon the execution of this Agreement, Employee shall receive 500,000 restricted stock units (the “RSUs”). Provided this Agreement remains in effect through May 1, 2021, Employee shall receive an additional 500,000 RSUs on such date. Each RSU shall represent one share of Company’s Common Stock. Each RSU shall have no tangible value unless and until vested under the conditions set forth below. Upon vesting, Company shall issue one share of its common stock for each RSU and such shares shall be deemed validly issued, fully paid and non-assessable in exchange for services rendered. Company may withhold a portion of the common stock to satisfy certain tax liabilities of Employee, at Employee’s election and consistent with applicable tax laws then in effect. All RSUs granted to Employee shall vest as set forth in a separate RSU Agreement between Company and Employee.

(c) In addition to the Employee Base Salary, Employee shall be entitled to receive an annual or other bonus at the sole discretion of the Board.

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(d) Employee shall be entitled to reimbursement of all out-of-pocket expenses incurred on behalf of Company.

(e) In the event Company implements an employee benefits program which includes, among other benefits, participation in a Company sponsored health insurance program or retirement savings plan, Employee shall be permitted to participate in such programs.

5. Indemnification

Employee shall be entitled to the following during and in respect of the term of this Agreement:

Company shall provide to Employee to the full extent provided for under the laws of Company’s state of incorporation and Company’s Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Employee when acting in such capacity for Company and/or any subsidiary or affiliated business. Company shall use reasonable best efforts to include Employee as an insured under all applicable directors’ and officers’ liability insurance policies maintained by Company, and any other subsidiary or affiliated business.

6. Additional Compensation

In the event Company seeks to terminate this Agreement in connection with a change in control, merger and/or strategic acquisition, the Board of Directors of Company may determine in its sole discretion to provide termination pay in the form of cash, stock and/or other securities.

7. Term of Employment

Employee’s employment with Company shall commence on December 15, 2020 and be considered “at will,” except for the notice provisions provided in the next sentence. Employee and the Company agree to provide 30 days prior written notice to the other party prior to the termination of Employee’s employment with Company. In the event of termination by Company without Cause or by Employee for Good Reason, any unvested RSUs held by Employee shall vest at the end of the 30-day notice period. “Cause” shall generally include willful and continued failure by Employee to substantially perform his assigned duties or willfully engaging in illegal conduct injurious to Company, and “Good Reason” shall generally include any change in Employee’s position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

8. Non-Competition; Non-Solicitation

(a) Employee hereby agrees and covenants that during the Term hereof that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the then current business of Company; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8.

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(b) Employee agrees and covenants that during the Term hereof he and his agents will not (without first obtaining the written permission of Company) directly or indirectly participate in the solicitation of any business of any type conducted by Company during the period of this Agreement from any person or entity which was a client or customer of Company during the period of this Agreement, or was a prospective customer of Company from which Employee solicited business or for which a proposal for submission was prepared during the period.

(c) Employee agrees and covenants that during the Term of this Agreement he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding six (6) months.

9. Violation of Other Agreements and Authority

Employee represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound; that Employee is under no physical or mental disability that would materially interfere with the performance of his duties under this Agreement. Employee agrees that, as it is a material inducement to Company that Employee make the foregoing representations and warranties and that they be true in all material respects.

10. Company Authority Relative to this Agreement

Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or for Company to consummate the transactions contemplated by it. Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of Company, enforceable against Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

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11. Notices

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent by email to the email address set forth at the foot of this Agreement. In the case of Employee sending an email to Company, Employee shall provide a formal notice to the Chief Executive Officer of Company.

12. Waivers

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13. Preservation of Intent

Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Company and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

14. Entire Agreement

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

15. Inurement; Assignment

The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

16. Amendment

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

17. Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

19. Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Nevada, without giving reference to principles of conflict of laws. Any lawsuit commenced under the terms of this Agreement shall be commenced in a federal and/or state court located in Las Vegas, Nevada.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED HEALTH PRODUCTS, INC.

By:
Brian Thom, Chief Executive Officer
Email address:
b.thom @unitedhealthproductsinc.com

EMPLOYEE

Kristofer Heaton
Email address:
kris@heatoncpas.com

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